Exhibit 5.4

May 13, 2011

Accellent Inc.

100 Fordham Road

Wilmington, Massachusetts 01887

Re:   10% Senior Subordinated Notes Due 2017 of Accellent Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel to Spectrum Manufacturing, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed on March 25, 2011 (the “Registration Statement”) by Accellent Inc., a Maryland corporation (“Accellent”), and the guarantors named therein (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by Accellent of $315,000,000 aggregate principal amount of 10% Senior Subordinated Notes due 2017 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of October 28, 2010 (the “Indenture”), among Accellent, the Guarantors and The Bank of New York Mellon, as trustee (“Trustee”). The Exchange Securities will be offered by Accellent in exchange for $315,000,000 aggregate principal amount of its outstanding 10% Senior Subordinated Notes due 2017 (the “Exchange Offer”).

In connection with this opinion, and as such counsel, we have examined and relied upon, but have not prepared, originals or copies of the following documents (the “Documents”):

A.	the Registration Statement;

B.	Exchange and Registration Rights Agreement by and among Accellent, the Guarantors and Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, KKR Capital Markets LLC, Wells Fargo Securities, LLC, and UBS Securities LLC, as representatives of the several purchasers named therein;

C.	Indenture by and among Accellent, the Guarantors, and Trustee;

D.	the Exchange Securities;

E.	the Guarantees;

Accellent Inc.

May 13, 2011

F.	Letter from The Bank of New York Mellon, dated April 19, 2011;

G.	Articles of Incorporation of the Company as filed with the Secretary of State of the State of Nevada (the “Secretary of State”) on December 22, 1978 and certified by the Secretary of State on March 23, 2011;

H.	Bylaws of the Company, undated, and amended by that Amendment to the By-Laws of the Company, dated November 30, 2001;

I.	Action Taken By Unanimous Written Consent of the Board of Directors, dated October 14, 2010; and

J.	Certificate of Existence with Status in Good Standing for the Company issued by the Secretary of State on May 4, 2011 (the “Good Standing Certificate”).

Item G through I above are referred to herein as the “Organizational Documents.” In addition, in our capacity as special Nevada counsel for the Company, we have also examined such other documents, matters, statutes, ordinances, published rules and regulations, published judicial and governmental decisions interpreting or applying the same and other official interpretations as we deemed applicable in connection with this letter.

As used herein all references to “Nevada Laws” shall mean any laws of the State of Nevada, as in effect on the date of this letter.

In rendering the opinions set forth below, we have relied, with your permission, on the representations contained in the Documents, and we have assumed the following:

a) Except for the Company, each of the parties to the Documents has duly and validly executed and delivered each such instrument, document, and agreement to be executed in connection with the Exchange Offer to which such party is a signatory, and the obligations of each party, including the Company, set forth in the Documents are its legal, valid, and binding obligations, enforceable in accordance with their respective terms.

b) Each person, other than the Company, executing any of the Documents, whether individually or on behalf of an entity, is duly authorized to do so.

c) All signatures on the Documents are genuine.

d) All Documents submitted to us as originals are authentic; all Documents submitted to us as certified or photostatic copies or as unexecuted forms conform to the original documents; all public records reviewed are accurate and complete.

Based on the foregoing, and on such other documents and information as the undersigned deems necessary for the purpose of issuing this letter, and subject to the assumptions above and

Accellent Inc.

May 13, 2011

the qualifications and limitations hereinafter set forth, it is our opinion that as of the date of this letter:

1. The Company has been duly authorized to execute and deliver the Indenture in accordance with Nevada Laws and, at such time and based solely on the Good Standing Certificate, the Company was validly existing and in good standing under Nevada Laws. The Indenture has been duly executed by the Company and delivered by the Company to the Trustee.

2. The execution, delivery and performance by the Company of the Indenture, the Exchange Securities and the Guarantees do not and will not result in a violation of any law, statute or regulation of the State of Nevada or the Organizational Documents.

3. The Guarantees have been duly authorized by the Company.

In addition to the assumptions set forth above, the opinions set forth above are also qualified as follows:

(i) The effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, suretyship, moratorium and other similar laws relating to or affecting the rights of creditors generally.

(ii) The effect of the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

(iii) The implied covenant of good faith and fair dealing.

(iv) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws, excluding the principles of conflict of laws, of the State of Nevada as currently in effect.

(v) We assume no obligation to supplement this letter if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

SNELL & WILMER L.L.P.